Invesco Ltd. Code of Conduct
A. Introduction
Our company’s Mission “Helping People Worldwide Build Their Financial Security” is a logical starting point for our Code of Conduct. To help guide us in achieving our Mission, Invesco has developed the following set of Principles:
▪	We are passionate about our clients’ success

▪	We earn trust by acting with integrity

▪	People are the foundation of our success

▪	Working together, we achieve more

▪	We believe in the continuous pursuit of performance excellence
This Code of Conduct (“Code of Conduct” or “Code”) has been created to assist us in accomplishing our Mission. It contains a number of policies and standards which, when taken together, are designed to help define the essence of the conduct of an Invesco representative. These policies and standards are also intended to provide guidance to Invesco personnel in fulfilling their obligations to comply with applicable laws, rules and regulations (“applicable laws”). This Code of Conduct applies to all officers and other employees of Invesco and its subsidiaries (collectively, “Covered Persons”).
Our Principles also help define the Invesco culture. In practice, this means that our clients’ interests must always come first, that Covered Persons should treat each other with respect and consideration, and that Invesco should participate as a responsible corporate citizen in every community in which it operates. This commitment is a vital part of our achieving our principal responsibility as a publicly-held company: producing a fair return on our shareholders’ capital.
This Code of Conduct contains broad and general principles that supplement the specific policies, procedures and training within each business unit of Invesco.

B. Statement of General Principles
Invesco operates in a highly-regulated and complex environment. There are numerous layers of overlapping, and occasionally conflicting, laws, customs and local practices. This Code of Conduct was designed to provide all of us who are part of Invesco with a clear statement of our firm’s ethical and cultural standards.
Generally, we serve our clients as fiduciaries. Fiduciary businesses are generally held to a higher standard of conduct than other businesses, and as such there are special obligations that apply. The following key duties and principles govern our conduct as fiduciaries:
➢	Best interests of clients — As fiduciaries, we have a duty to act with reasonable care, skill and caution in the best interests of our clients, and to avoid conflicts of interest.

➢	Global fiduciary standards — Invesco seeks to maintain the same high fiduciary standards throughout the world, even though those standards may not be legally required, or even recognized, in some countries.

➢	Client confidentiality — We must maintain the confidentiality of information relating to the client, and comply with the data protection requirements imposed by many jurisdictions.

➢	Information — Clients must be provided with timely and accurate information regarding their accounts.

➢	Segregation and protection of assets — Processes must be established for the proper maintenance, control and protection of client assets. Fiduciary assets must be segregated from Invesco assets and property.

➢	Delegation of duties — Fiduciary duties should be delegated only when the client consents and where permitted by applicable law. Reasonable care, skill and caution must be exercised in the selection of agents and review of their performance.

➢	Client guidelines — Invesco is responsible for making investment decisions on behalf of clients that are consistent with the prospectus, contract, or other controlling document relating to the client’s account.

➢	Relations with regulators — We seek relationships with regulators that are open and responsive in nature.

C. General Conduct
1. Fair and Honest Dealing
Covered Persons shall deal fairly and honestly with Invesco’s shareholders, customers, suppliers, competitors and employees. Covered Persons shall behave in an ethical manner and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.
2. Anti-Discrimination and Harassment
Invesco is committed to providing a work environment that is free of discrimination and harassment. Such conduct, whether overt or subtle, is demeaning, may be illegal, and undermines the integrity of the employment relationship.
Sexual harassment can include unwelcome sexual advances, requests for sexual favors, pressure to engage in a sexual relationship as a condition of employment or promotion, or conduct which creates a hostile or offensive work environment.
Discrimination can take many forms including actions, words, jokes, or comments based upon an individual’s race, citizenship, ethnicity, color, religion, sex, veteran status, national origin, age, disability, sexual orientation, marital status or other legally protected characteristic. Any Covered Person who engages in harassment or discrimination will be subject to disciplinary action, up to and including termination of employment.
3. Electronic Communications
The use of electronic mail, the Internet and other technology assets is an important part of our work at Invesco. Used improperly, this technology presents legal and business risks for the company and for individual employees. There are also important privacy issues associated with the use of technology, and related regulations are evolving.
In accordance with Invesco’s IT Systems: Acceptable Use policies, all Covered Persons are required to use information technology for proper business purposes and in a manner that does not compromise the confidentiality of sensitive or proprietary information. All communications with the public, clients, prospects and fellow employees must be conducted with dignity, integrity, and competence and in an ethical and professional manner.
We must not use information technology to: transmit or store materials which are obscene, pornographic, or otherwise offensive; engage in criminal activity; obtain unauthorized access to data or files; commit copyright violations; install personal software without permission; or make Internet statements, without permission, that suggest that the user is speaking on behalf of Invesco or its affiliates.

4. Substance Abuse
Invesco is committed to providing a safe and healthy work place for all employees. The use, possession, sale, transfer, purchase, or being “under the influence” of drugs at any time while on company premises or on company business is prohibited. The term “drug” includes alcoholic beverages (other than in connection with entertainment events, or in other appropriate settings), prescriptions not authorized by your doctor, inhalants, marijuana, cocaine, heroin and other illegal substances.
5. Political Activities and Lobbying
Covered Persons, as private citizens, are encouraged to exercise their rights and duties in any political or civic process. For example, voting in elections for which they are eligible, or making contributions supporting candidates or parties of their choice.
Invesco does not make political contributions with corporate funds. No Covered Person may, under any circumstances, use company funds to make political contributions, nor may you represent your personal political views as being those of the company.
In the United States, Invesco does support a Political Action Committee.
D. Conflicts of Interest
Invesco and its Covered Persons must adhere to the highest standards of honest and ethical conduct. A conflict of interest exists when a Covered Person acts in a manner that is not in the best interests of Invesco, our clients, or our shareholders. Often, this is because the Covered Person or someone with whom they have a close personal relationship (e.g. a relative or friend) will benefit personally.
All Covered Persons must act in a manner that is in the best interests of Invesco, our clients, and our shareholders and must avoid any situation that gives rise to an actual or apparent conflict of interest. At no time may a Covered Person use Invesco property, information, or their position to profit personally or to assist others in profiting at the expense of the company, to compete with Invesco, or to take advantage of opportunities that are discovered in the course of serving Invesco.
All Covered Persons shall promptly communicate to the applicable member of the Legal and Compliance Department any material transaction, relationship, or situation that reasonably could be expected to give rise to a conflict of interest so that the company and the Covered Person may take steps to minimize the conflict.
While not all-inclusive, the following sections describe in more detail key areas where real or perceived conflicts of interest can arise.
1. Outside Activities and Compensation
No Covered Person shall perform work or render services for any competitor of Invesco or for any organization with which Invesco does business, or which seeks to do business with Invesco, outside of the normal course of his or her employment with Invesco, without the prior written approval of the company. Nor shall any such person be a director, officer, or consultant of such an organization, or permit his or her name to be used in any fashion that would tend to indicate a business connection with such organization, without such approval. Outside organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. With the above approval, Covered Persons may receive compensation for such activities.
Service with organizations outside of Invesco can, however, raise serious regulatory issues, including conflicts of interest and access to material non-public information.
As an outside board member or officer, a Covered Person may come into possession of material non-public information about the outside company or other public companies. It is critical that a proper information barrier be in place between Invesco and the outside organization, and that the Covered Person does not communicate such information to other Covered Persons in violation of the information barrier.
Similarly, Invesco may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the Covered Person must not be involved in any way in the business relationship between Invesco and the outside organization.
Invesco retains the right to prohibit membership by Covered Persons on any board of directors/trustees or as an officer of an outside organization where such membership might conflict with the best interests of the company. Approval will be granted on a case-by-case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if these issues can be satisfactorily resolved.
2. Personal Trading
Purchasing and selling securities in a Covered Person’s own account, or accounts over which the Covered Person has access or control, particularly in securities owned by client accounts, can give rise to potential conflicts of interest. As fiduciaries, we are held to the highest standards of conduct. Improperly gaining advance knowledge of portfolio transactions, or conducting securities transactions based upon information obtained at Invesco, can be a violation of those standards.
Every Covered Person must also comply with the specific personal trading rules in effect for the Covered Person’s business unit.
3. Information Barriers and Material Non-Public Information
In the conduct of our business, Covered Persons may come into possession of material non-public information. This information could concern an issuer, a client, a portfolio, the market for a particular security, or Invesco itself. The Board of Directors of the company has adopted an Insider Trading Policy (“Insider Trading Policy”) which applies to all Covered Persons. The Insider Trading Policy prohibits all Covered Persons from using such information in ways that violate the law, including for personal gain. Non-public information must be kept confidential, which may include keeping it confidential from other Covered Persons. The purchase or sale of Invesco’s securities or the securities of other publicly-traded companies while aware of material nonpublic information about such company, or the disclosure of material nonpublic information to others who then trade in such company’s securities, is prohibited by this Code of Conduct and by United States and other jurisdictions’ securities laws.
With regard to Invesco securities, the Insider Trading Policy, among other provisions, prohibits directors, officers, and other Covered Persons who are deemed to have access to material, non-public information relating to the company from trading during specified Blackout Periods (as defined therein). All Covered Persons should review the Invesco Insider Trading Policy carefully and follow the policies and procedures described therein. The failure of a Covered Person to comply with the company’s Insider Trading Policy may subject him or her to company-imposed sanctions, up to and including termination for cause, whether or not the failure to comply results in a violation of law. Please contact an appropriate member of the Legal and Compliance Department on any questions regarding this subject and the company’s Insider Trading Policy.
4. Gifts and Relationships with Customers and Suppliers
Invesco seeks to do business with clients and suppliers on a fair and equitable basis. We may not accept or provide gifts of other than nominal value, or lavish entertainment, or other valuable benefits or special favors to or from customers or suppliers. We must observe any limits imposed by our business unit’s policies, local laws, or regulations with respect to the acceptance or provision of gifts and entertainment.
E. Compliance with Applicable Laws
Invesco strives to ensure that all activity by or on behalf of Invesco is in compliance with applicable laws. As Invesco operates in major countries and securities markets throughout the world, we have a duty to comply with applicable laws of the jurisdictions in which we operate. While not exhaustive, this section describes several areas where such legislation may exist.
1. Anti-Bribery and Dealings with Governmental Officials
Special care must be taken when dealing with government customers. Activities that might be appropriate when working with private sector customers may be improper and even illegal when dealing with government employees, or when providing goods and services to another customer who, in turn, will deliver the company’s product to a government end user. Many of the countries in which Invesco conducts its business prohibit the improper influencing of governmental officials or other persons by the payment of bribes, gifts, political contributions, lavish hospitality or by other means. Our policy requires adherence to those restrictions.
Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, or their families, with the intent to induce favorable business treatment or to improperly affect business or government decisions. This policy prohibits actions intended either to influence a specific decision or merely to enhance future relationships. In general, all travel and entertainment that Covered Persons provide to governmental officials must be pre-approved within the appropriate business unit. If approved, a written confirmation that such expenses do not violate local law must be obtained from an appropriate third party (e.g., the business unit’s legal counsel or the government official’s supervisor).
Covered Persons shall comply with applicable laws governing political campaign finance and lobbying activities and shall not engage in any conduct that is intended to avoid the application of such laws to activities undertaken on Invesco’s behalf. In addition, appropriate executive officers shall monitor compliance with lobbyist registration and disclosure requirements by all individuals who act on behalf of Invesco.
These prohibitions extend to any consultants or agents we may retain on behalf of Invesco.
2. Anti-Money Laundering
In the global marketplace, the attempted use of financial institutions and instruments to launder money is a significant problem that has resulted in the passage of strict laws in many countries. Money laundering is the attempt to disguise money derived from or intended to finance illegal activity including drug trafficking, terrorism, organized crime, fraud, and many other crimes. Money launderers go to great lengths to hide the sources of their funds. Among the most common stratagems are placing cash in legitimate financial institutions, layering between numerous financial institutions, and integrating the laundered proceeds back into the economy as apparently legitimate funds.
All Covered Persons must be vigilant in the fight against money laundering, and must not allow Invesco to be used for money laundering. Each business unit has developed an anti-money laundering program that is consistent with Invesco’s policy. Each Covered Person must comply with the applicable program.
3. Antitrust
The laws of many countries are designed to protect consumers from illegal competitive actions such as price fixing and dividing markets. It is Invesco’s policy and practice to compete based on the merits of our products and services. In order to further that policy, Covered Persons must not fix or control prices with competitors, divide up territories or markets, limit the production or sale of products, boycott certain suppliers or customers, unfairly control or restrict trade in any way, restrict a competitor’s marketing practices, or disparage a competitor. Covered Persons must never discuss products, pricing or markets with competitors with the intent to fix prices or divide markets.
4. International Issues
If you conduct business for Invesco outside of the U.S., in addition to being familiar with the local laws of the other countries involved, be sure you are familiar with the following U.S. laws and regulations. Violations of these laws can result in substantial fines, imprisonment and severe restrictions on the company’s ability to do business.
Foreign Corrupt Practices Act
The United States Foreign Corrupt Practices Act (FCPA) and similar laws in many other countries have a variety of provisions that regulate business in other countries and with foreign citizens. In essence, these laws make it a crime to promise or give anything of value to a foreign official or political party in order to obtain or keep business or obtain any improper advantage. It is also illegal to make payments to agents, sales representatives or other third parties if you have reason to believe your gift will be used illegally. Seek advice from the appropriate member of the Legal and Compliance Department for interpretation of the FCPA or similar laws if you are involved in any business dealings that involve foreign countries.
Anti-Boycott Laws
From time to time, various countries may impose restrictions upon the ability of businesses in their jurisdiction to engage in commerce with designated individuals, countries or companies. These laws are commonly referred to as boycotts or trade embargoes. It may be against the law to cooperate in any boycotts between foreign countries not sanctioned by the laws of the place where your office is located. All requests for boycott support or boycott-related information must be reported to your supervisor and the member of the Legal and Compliance Department with responsibility for your office.
Similarly, many countries contribute the names of criminal or terrorist organizations or individuals to a common database and require financial institutions to screen customer lists against the database as part of their “Know Your Customer” obligations. We must be aware of, and where appropriate, adhere to any such restrictions.
Embargo Sanctions
The United States Treasury Department’s Office of Foreign Assets Control prohibits U.S. companies and their foreign subsidiaries from doing business with certain countries and agencies and certain individuals. The laws of other countries may have similar types of prohibitions. The regulations vary depending on the country and the type of transaction and often change as countries’ foreign policies change. If you are aware of any sensitive political issues with a country in which Invesco is doing or considering doing business, seek advice from the appropriate member of the Legal and Compliance Department.
F. Information Management
1. Confidential Information
Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed. All information (in any form, including electronic information) that is created or used in support of company business activities is the property of Invesco. This company information is a valuable asset and Covered Persons are expected to protect it from unauthorized disclosure. This includes Invesco customer, supplier, business partner, and employee data. United States (federal and state) and other jurisdictions’ laws may restrict the use of such information and impose penalties for impermissible use or disclosure.
Covered Persons must maintain the confidentiality of information entrusted to them by the company or its customers, vendors or consultants except when disclosure is properly authorized by the company or legally mandated. Covered Persons shall take all reasonable efforts to safeguard such confidential information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties.
Information pertaining to Invesco’s competitive position or business strategies, and information relating to negotiations with Covered Persons or third parties, should be protected and shared only with Covered Persons having a need to know such information in order to perform their job responsibilities.
2. Data Privacy
Data privacy, as it relates both to our clients and our employees, has become a major political and legal issue in many jurisdictions in which we do business. A variety of laws in each of those jurisdictions governs the collection, storage, dissemination, transfer, use, access to and confidentiality of personal information and patient health information. These laws can work to limit transfers of such data across borders and even among affiliated entities within Invesco. Invesco and its Covered Persons will comply with all provisions of these laws that relate to its business, including the privacy, security and electronic transmission of financial, health and other personal information. The company expects its Covered Persons to keep all such data confidential and to protect, use and disclose information in the conduct of our business only in compliance with these laws. The company will consider and may release personal information to third parties to comply with law or to protect the rights, property or safety of Invesco and its customers. In accordance with Invesco policies, each business unit has developed required disclosures and data security procedures applicable to that business unit. All Covered Persons must comply with the applicable procedures.
With respect to Invesco Covered Persons, all salary, benefit, medical and other personal information relating to Covered Persons shall generally be treated as confidential. Personnel files, payroll information, disciplinary matters, and similar information are to be maintained in a manner designed to protect confidentiality in accordance with applicable laws. All Covered Persons shall exercise due care to prevent the release or sharing of such information beyond those persons who may need such information to fulfill their job functions. Notwithstanding the foregoing, all personnel information belongs solely to Invesco and may be reviewed or used by the company as needed to conduct its business.
G. Protecting Invesco’s Assets
All Covered Persons shall strive to preserve and protect the company’s assets and resources and to promote their efficient use. The standards set forth below are intended to guide Covered Persons by articulating Invesco’s expectations as they relate to activities or behaviors that may affect the company’s assets.
1. Personal Use of Corporate Assets
Theft, carelessness and waste have a direct impact on Invesco’s profitability. Covered Persons are not to convert assets of the company to personal use. Company property should be used for the company’s legitimate business purposes and the business of the company shall be conducted in a manner designed to further Invesco’s interest rather than the personal interest of an individual Covered Person. Covered Persons are prohibited from the unauthorized use or taking of Invesco’s equipment, supplies, materials or services. Prior to engaging in any activity on company time which will result in remuneration to the Covered Person or the use of Invesco’s equipment, supplies, materials or services for personal or non-work related purposes, officers and other Covered Persons shall obtain the approval of the supervisor of the appropriate business unit.
2. Use of Company Software
Covered Persons use software programs for word processing, spreadsheets, data management, and many other applications. Software products purchased by the company are covered by some form of licensing agreement that describes the terms, conditions and allowed uses. It is the company’s policy to respect copyright laws and observe the terms and conditions of any license agreements. Copyright laws in the United States and other countries impose civil and criminal penalties for illegal reproductions and use of licensed software. You must be aware of the restrictions on the use of software and abide by those restrictions. Invesco business equipment may not be used to reproduce commercial software. In addition, you may not use personal software on company equipment without prior written approval.

3. Computer Resources/E-mail
The company’s computer resources, which include the electronic messaging systems (e-mail, SMS, etc.), belong to Invesco and not to the Covered Person. They are not intended to be used for amusement, solicitation, or other non-business purposes. While it is recognized that Covered Persons will occasionally use the system for personal communications, it is expected that such uses will be kept to a minimum and that Covered Persons will be responsible and professional in their use of these functions. The use of the computer systems to make or forward derogatory or offensive remarks about other people or groups is prohibited. E-mail/Text messages should be treated as any other written business communication.
4. Invesco Intellectual Property
Covered Persons must carefully maintain and manage the intellectual property rights of Invesco, including patents, trademarks, copyrights and trade secrets, to preserve and protect their value. Information, ideas and intellectual property assets of Invesco are important to the company’s success.
Invesco’s name, logo, trademarks, inventions, processes and innovations are intellectual property assets and their protection is vital to the success of the company’s business. The company’s and any of its subsidiaries’ names, logos and other trademarks and service marks are to be used only for authorized company business and never in connection with personal or other activities unless appropriately approved and in accordance with company policy. In addition, our Covered Persons must respect the intellectual property rights of third parties. Violation of these rights can subject both you and the company to substantial liability, including criminal penalties.
Any work product produced in the course of performing your job shall be deemed to be a “work made for hire” and shall belong to Invesco and is to be used only for the benefit of Invesco. This includes such items as marketing plans, product development plans, computer programs, software, hardware and similar materials. You must share any innovations or inventions you create with your supervisor so that the company can take steps to protect these valuable assets.
5. Retention of Books and Records
Invesco corporate records are important assets. Corporate records include essentially everything you produce as a Covered Person, regardless of its format. A corporate record may be in the form of paper, computer tapes, microfilm, e-mail, or voice mail. It may be something as obvious as a memorandum or a contract or something not as obvious, such as a desk calendar, an appointment book, or an expense record.
Invesco is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject Invesco to penalties and fines, cause the loss of rights, obstruct justice, place Invesco in contempt of court, or place Invesco at a serious disadvantage in litigation. However, storage of voluminous records over time is costly. Therefore, Invesco has established controls to assure retention for required periods and timely destruction of retrievable records, such as paper copies and records on computers, electronic systems, microfiche, and microfilm. Even if a document is retained for the legally required period, liability could still result if a document is destroyed before its scheduled destruction date.
Invesco and its affiliates are subject to the regulatory requirements of numerous countries and regulatory agencies. Virtually all of them have specific requirements concerning the creation, maintenance and storage of business records. Invesco expects all Covered Persons to become familiar with and fully comply with the records retention/destruction schedule for the departments and office locations for which they work. If you believe documents should be retained beyond the applicable retention period, consult with the Legal and Compliance Department.
6. Sales and Marketing Materials
Invesco is committed to building sustained, open, and honest relationships with our customers, and to complying with all relevant regulatory requirements. This requires that all marketing and sales-related materials be prepared under standards approved by the Legal and Compliance Department and, prior to use, reviewed and approved by the appropriate supervisor within a business unit. Covered materials include requests for proposals, client presentations, performance summaries, advertisements, and published market commentaries.
H. Disclosure of Invesco Information
1. Integrity and Accuracy of Financial Records
The preparation and maintenance of accurate books, records and accounts is required by law and essential to the proper discharge of financial, legal and reporting obligations. All Covered Persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. In addition, all financial data must be completely and accurately recorded in compliance with applicable law and Invesco’s accounting policies and procedures. A Covered Person may violate this section by acting or by failing to act when he or she becomes aware of a violation or potential violation of this section.
2. Disclosure in Reports and Documents
Filings and Public Materials. As a public company, it is important that the company’s filings with the SEC and other U.S. federal, state, domestic and international regulatory agencies are full, fair, accurate, timely and understandable. The company also makes many other filings with the SEC and other U.S. and international regulatory agencies on behalf of the funds that its subsidiaries and affiliates manage. Further, the company prepares mutual fund account statements, client investment performance information, prospectuses and advertising materials that are sent out to its mutual fund shareholders and clients.
Disclosure and Reporting Policy. The company’s policy is to comply with all applicable disclosure, financial reporting and accounting regulations applicable to the company. The company maintains the highest commitment to its disclosure and reporting requirements, and expects and requires all Covered Persons to record information accurately and truthfully in the books and records of the company.
Information for Filings. Depending on his or her position with the company, a Covered Person may be called upon to provide necessary information to assure that the company’s public reports and regulatory filings are full, fair, accurate, timely and understandable. The company expects all Covered Persons to be diligent in providing accurate information to the inquiries that are made related to the company’s public disclosure requirements.
Disclosure Controls and Procedures and Internal Control Over Financial Reporting. Covered Persons are required to cooperate and comply with the company’s disclosure controls and procedures and internal controls over financial reporting so that the company’s reports and documents filed with the SEC and other U.S. federal, state, domestic and international regulatory agencies comply in all material respects with applicable laws and provide full, fair, accurate, timely and understandable disclosure.
3. Improper Influence on the Conduct of Audits
Every Covered Person must deal fairly and honestly with outside accountants performing audits, reviews or examinations of Invesco’s and its subsidiaries’ financial statements. To that end, no Covered Person of Invesco may make or cause to be made a materially false or misleading statement (or omit facts necessary to make the statements made not misleading) in connection with an audit, review or examination of financial statements by independent accountants or the preparation of any document or report required to be filed with a governmental or regulatory authority. Covered Persons of Invesco also are prohibited from coercing, manipulating, misleading or fraudulently inducing any independent public or certified public accountant engaged in the performance or review of financial statements that are required to be filed with a governmental or regulatory authority if he or she knows or should have known that his or her actions could result in making those financial statements materially misleading.
4. Standards for Invesco’s Financial Officers
Invesco’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Financial Officers”) are required to take all reasonable steps to provide full, fair, accurate, timely and understandable disclosures in the reports and documents that Invesco files with or submits to the SEC and other regulatory bodies and in other public communications made by Invesco. In the event that a Financial Officer learns that any such report, document or communication does not meet this standard and such deviation is material, then the Financial Officers are required to review and investigate such deviation, advise the Board of Directors or the Audit Committee of the Board of Directors regarding the deviation and, where necessary, revise the relevant report, document or communication.
Although a particular accounting treatment for one or more of Invesco’s operations may be permitted under applicable accounting standards, the Financial Officers may not authorize or permit the use of such an accounting treatment if the effect is to distort or conceal Invesco’s true financial condition. The accounting standards and treatments utilized by Invesco must, in all instances, be determined on an objective and uniform basis and without reference to a single transaction or series of transactions and their impact on Invesco’s financial results for a particular time period. Any new or novel accounting treatment or standard that is to be utilized in the preparation of Invesco’s financial statements must be discussed with Invesco’s Audit Committee and its independent auditors.
5. Communications with the Media, Analysts and Shareholders
Invesco has a long-standing policy of co-operating with the news media and the financial community. This policy is intended to enhance respect for the company, provide accurate information, and achieve our business goals.
Invesco employs media relations professionals who are responsible for handling all contacts with the news media. Invesco’s Communications and Public Affairs Department is responsible for formulating and directing our media relations policy worldwide. Other Invesco employees may not speak to or disseminate information to the news media unless such contact has been requested and arranged by or coordinated with an Invesco media relations professional in accordance with the company’s media relations policy. Any contact from the news media should be referred promptly and without comment to an Invesco media relations professional. If you do not know the appropriate media relations professional for your unit, you can refer the contact to the Invesco Communications and Public Affairs Department.
Many countries have detailed rules with regard to the dissemination of information about public companies. In particular, a public company must have procedures for controlling the release of information that may have a material impact on its share price. The Chief Executive Officer and the Chief Financial Officer are responsible for Invesco’s relationships with the financial community, including the release of price sensitive information. Other Invesco employees may not speak to or disseminate information regarding the company to the financial community (including analysts, investors, shareholders, Company lenders, and rating agencies) unless such contact has been requested and arranged by the Chief Executive Officer, the Chief Financial Officer or the Investor Relations Group within the Finance Department.

I. Compliance with the Code of Conduct
1. Your Responsibilities
One person’s misconduct can damage our entire company’s hard-earned reputation and compromise the public’s trust in the company. Every Covered Person should therefore be familiar with this Code and abide strictly by its provisions.
2. Reporting Violations of the Code
As part of being accountable to each other and Invesco, all Covered Persons are required to report possible violations of the Invesco Code of Conduct, laws or regulations. Such violations can include, but are not limited to:
➢	Violations of any laws or regulations generally involving Invesco;

➢	Questionable accounting matters, internal accounting controls, auditing matters, breaches of fiduciary duty or violations of United States or foreign securities laws or rules including, but not limited to:
•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of Invesco;

•	misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of Invesco;

•	deviation from full and fair reporting of Invesco’s financial condition; or

•	fraudulent or criminal activities engaged in by officers, directors or employees of Invesco;
You may report your concerns in any of three ways:
Contact your supervisor
We encourage you to first contact your immediate supervisor, who is in turn responsible for informing Invesco’s Compliance Reporting Line (described below) of any concerns raised.
Contact the Legal and Compliance or Human Resources Departments
If you prefer not to discuss a concern with your own supervisor, you may instead contact the Legal and Compliance or Human Resources Departments directly.

Call our Compliance Reporting Line
You may also call the Invesco Compliance Reporting Line. If you are calling from a U.S. or Canadian location, dial 1-866-297-3627. For calls from all other locations, dial an international operator and request a collect call to 1-704-943-1136. When asked for your name use “Invesco.”
The Compliance Reporting Line is administered by an outside vendor and is available 24 hours a day, seven days a week. For more information on the Compliance Reporting Line, please click here: Compliance Reporting Line.
Invesco will not permit retribution, harassment, or intimidation of any employee who in good faith reports a possible violation. Along with the three reporting methods described above, this also includes, but is not limited to an employee who discloses information to a government or law enforcement agency, or any other national, state or provincial securities regulatory authority where the employee has reasonable cause to believe that the information discloses a violation or possible violation of federal or state law or regulation. Invesco policy also prevents any employee from being subject to disciplinary or retaliatory action by Invesco or any of its employees or agents as a result of the employee’s good faith.
However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information may be subject to disciplinary action, including termination of their employment.
3. Failure to Comply
It is your responsibility at all times to comply with the law and behave in an ethical manner. Failure to obey laws and regulations violates this Code and may expose both you and the company to criminal or civil sanctions. Invesco will investigate reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved up to and including termination. Invesco may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies, and may make reports, if appropriate, to regulatory authorities. Nothing in this Code restricts the company from taking any disciplinary action on any matters pertaining to the conduct of a Covered Person, whether or not expressly set forth in the Code.
4. Annual Certification
As Covered Persons, each of us is obligated to read and understand this Code of Conduct and our relevant business unit’s policies and procedures. All Covered Persons are expected to abide by both the letter and spirit of the Code and will certify their adherence on an annual basis.

5. Other Requirements
This Code cannot anticipate every possible situation or cover every topic in detail. The company has established special policies to address specific subjects and will update this Code and those specific policies from time-to-time. Covered Persons are also expected to perform their work with honesty and integrity in any areas not specifically addressed by the Code. If you are unclear about a situation, please speak with your supervisor or an appropriate member of the Legal and Compliance Department before taking action.
6. Waivers of the Code
In certain limited situations, Invesco may waive the application of the Code to employees or Executive Officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, “Executive Officers”). For the purposes of the Code, the term “waiver” shall mean a material departure from a provision of the Code.
For employees, other then Executive Officers, any requests for waivers must be made to the Legal and Compliance Department. The Legal and Compliance Department shall forward the request to the General Counsel of the business unit for consideration.
For Executive Officers, any requests for waivers must be made to the Legal and Compliance Department. The Legal and Compliance Department will forward the request to the Invesco Board of Directors or a committee thereof for consideration. Any such waiver granted to an Executive Officer shall be promptly disclosed to shareholders as required by the corporate governance listing standards of the New York Stock Exchange and other applicable laws.
Criteria for a Waiver:
Any employee or Executive Officer requesting a waiver of the Code must demonstrate that such a waiver:
•	is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;

•	will not be inconsistent with the purposes and objectives of the Code;

•	will not adversely affect the interests of clients of the company or the interests of the company; and

•	will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.
7. Use and Disclosure
This Code is intended solely for the internal use by the company and does not constitute an admission, by or on behalf of the company, as to any fact, circumstance, or legal conclusion. To the extent required by law, the company shall publicly (e.g., in its Annual Report on Form 10-K and/or on its website) disclose this Code of Conduct and its application to all of the company’s Covered Persons.
8. Amendments
This Code may only be amended by Invesco’s Board of Directors or a duly authorized committee thereof. To the extent required by law, amendments to the Code of Conduct shall be disclosed publicly. As set forth in the company’s filings with the SEC, the company has elected to disclose certain amendments to the Code that affect, and any waivers of the Code granted to, Financial Officers on the company’s Web site.
Revised: September 2009

D6. GIFTS AND ENTERTAINMENT
     Policy Number: D-6 Effective Date: March 2006 Revision Date: March 2008
1. OVERVIEW
Invesco has in place the Invesco Gifts and Entertainment Policy which is applicable to Invesco and its individual business units worldwide. This Invesco Trimark Gifts and Entertainment Policy (“Policy”) is intended to work with the Invesco Policy and supplement it with local rules.
All Invesco Trimark employees, including temporary, part-time, contract, and seasonal personnel, must refrain from conduct that could give rise to the appearance of a conflict of interest. The provision or receipt of gifts or entertainment can create, or can have the appearance of creating, conflicts of interest.
Employees also need to take into consideration the firm’s policy on corporate expenses, which can be found on the North American Retail site on the intranet under travel and entertainment guidelines, and the firm’s policy on Sales Practices, which can be found in the Invesco Trimark compliance manual under section D-2.
2. DEFINITIONS
For purposes of this Policy, a GIFT is anything of value given or received involving Invesco Trimark personnel, and a person or entity that has a direct or indirect, existing or potential business relationship with Invesco Trimark (a “Business Partner”). This Policy also applies to gifts given by Invesco Trimark to family members of a Business Partner and gifts received from a Business Partner by a family member of an employee of Invesco Trimark. Business Partners specifically include broker dealers and financial advisors. Gifts may include, but are not limited to, personal items, air miles, services, office accessories, electronic equipment (e.g., iPods, MP3s, etc.), tickets (e.g., theatre, concerts, sporting events, etc.) and sporting equipment (e.g., golf clubs, tennis rackets, etc.). This Policy also applies where there is an activity or event associated with a charity and sponsorship and a business partner is invited to participate. For purposes of this Policy, gifts do not include promotional items of nominal value (approximately $20 — e.g., golf balls, pens, etc.) that display the logo of Invesco Trimark or its Invesco business units, or of its Business Partners.
ENTERTAINMENT involves attendance at activities, including but not limited to meals, sporting events, the theatre, parties or receptions, and similar functions. Entertainment requires the presence of both Invesco Trimark personnel and Business Partner personnel; unless personnel from both entities attend, the activity constitutes a gift. The value of entertainment includes the cost of the activity itself (for example, the cost of tickets or a meal), as well as the cost of any related activities or services provided (such as prizes).

The value of entertainment does not include the cost of overhead (such as rent or equipment rentals).
3. THRESHOLDS
Employees are prohibited from giving or receiving gifts with a value of more than $250. The maximum total value of gifts received by, or given to, a business partner is $250 annually.
Entertainment should not exceed $400 per business partner per event. The maximum total value of entertainment per business partner is $1,200 annually.
4. FREQUENCY
Gifts and entertainment cannot be so extensive or so frequent as to cause a reasonable person to question whether the provision of the items or activity improperly influences the employee or Business Partner.
5. PROHIBITED ACTIVITIES
Employees are prohibited from providing or receiving any gift or entertainment that is conditioned upon Invesco Trimark doing business with the entity or person involved.
Employees are prohibited from soliciting gifts and entertainment. Employees are to immediately advise the Invesco Trimark Compliance department if a Business Partner solicits the employee for gifts and entertainment other than a charitable donation or request for sponsorship.
Except with the prior approval of the Invesco Trimark Compliance department, employees cannot pay for, or accept, any travel and/or accommodation to or from a Business Partner.
With respect to approved co-operative marketing practices, such as sales communications and investor seminars, where Invesco Trimark pays a portion of the cost, Invesco Trimark cannot provide gifts, other than nominal valued promotional items, to the dealer’s clients. Nominal speaker gifts would be co-op eligible at approved dealer-sponsored events for financial advisors.
6. EXCEPTIONS — PRIOR APPROVAL
Any exceptions to the established entertainment thresholds require prior approval from a sub-committee of the Invesco Risk Management Committee. Requests for exceptions will be considered on a case by case basis. Exception requests need to be submitted through the Invesco Trimark Compliance Department and would be placed before the sub-committee by the Invesco Global Compliance Director. Evidence of any prior approvals given must be maintained for audit purposes for a seven year period.
7. REPORTING/RECORD KEEPING

Each department is responsible for keeping a record of all gifts and entertainment given or received. Minimum required information includes: date, employee name(s), business partner firm name, business partner representative name(s), description of gift or entertainment, approximate dollar value, and required approval where applicable. Promotional items of nominal value (approximately $20) and department breakfasts or lunches do not need to be recorded. Where the value of the activity or item is not readily known, the employee should record the estimated cost.
8. REVIEW AND MONITORING
This Policy shall be overseen and administered by Invesco Trimark’s Code of Ethics Committee, which has responsibility for the overall scope, application, and enforcement of this Policy. Invesco Trimark’s Code of Ethics Committee shall receive the reports and recommendations of the Invesco Trimark Compliance department and of management from time to time and periodically update or revise this Policy as may be desirable.
Each department head is expected to review the gifts and entertainment log on a regular basis in order to identify any concerns or trends. Any concerns or issues are to be brought to the attention of the Invesco Trimark Compliance department.
The Invesco Trimark Compliance department will conduct a quarterly review of the gifts and entertainment log. A summary of such review, together with other relevant observations and recommendations, shall be reported to the Invesco Trimark Code of Ethics Committee.
Evidence of reviews must be maintained for a minimum of seven years.

D7. Personal Trading Policy
Policy Number: D-7      Effective Date: October 2006      Revision Date: February 2008
1.	Purpose and Application
The purpose of the Invesco Trimark Personal Trading Policy (Policy) is to ensure the fair treatment of client accounts through the highest standard of integrity and ethical business conduct by employees. For purposes of this Policy, the terms “clients” and “client accounts” always refers to the investment funds that Invesco Trimark manages or sub-advises or other accounts in which Invesco Trimark has been engaged to provide money management services.
The Policy applies to all officers, directors and employees of Invesco Trimark Investments (Employees) and their Covered Accounts (defined below). Employees include temporary, part-time, contract, and seasonal personnel. Temporary and contract employees of less then 3 months are not subject to the Policy.
Invesco Trimark recognizes that certain relationships with non-employees, such as consultants or independent contractors, may present particular risks that inappropriate trading could occur in the event that they have access to non-public information. As part of the process for engaging the services of consultants or other independent contractors, the Invesco Trimark Chief Compliance Officer may deem it necessary to have a non-employee agree to be bound by the Policy as if he or she were an Employee.
The Policy is designed to ensure, among other things, that the personal securities transactions of all Employees are conducted in accordance with the following general principles:
•	A duty at all times to place the interests of client accounts first.

•	That Employees should not take otherwise inappropriate advantage of their positions.

•	That Employees must not use any non-public information about client accounts for their direct or indirect personal benefit.
Personal securities transactions must be conducted in a manner that avoids any actual or perceived conflict of interest. Using the automated request system (Star Compliance), Employees are required to report holdings in Reportable Securities (see 2.2) as well as pre-clear personal securities transactions in Reportable Securities in a Covered Account.

2.	Definitions

2.1	Covered Accounts
A Covered Account is defined for purposes of this Policy as any account:
•	In which an Employee has a direct or indirect financial interest;

•	Over which such Employee has direct or indirect control over the purchase or sale of securities; or

•	In which securities are held for an Employee’s direct or indirect benefit.
Such Covered Accounts may include, but are not limited to, accounts of a spouse, minor child, relative, friend or personal business associate.
2.2	Reportable Securities
For purposes of this Policy, Reportable Securities include, but are not limited to:
•	Stocks, bonds, options, rights, warrants, Exchange traded Funds (ETFs), and any closed-end mutual funds.

•	Any mutual funds managed by Invesco Trimark.
2.3	Non-Reportable Securities
Non-Reportable Securities are not required to be entered into Star Compliance. Non-Reportable Securities include:
•	Unit investment trusts (i.e., variable insurance contracts funded by insurance company separate accounts organized as unit investment trusts) invested exclusively in open-end mutual funds that are not managed or distributed by Invesco Trimark.

•	Open-end U.S. and Canadian mutual funds that are not managed or distributed by Invesco Trimark.

•	Securities held in Invesco Trimark Employee accounts administered by Group Retirement Services (GRS).

•	Securities issued or guaranteed by (i.e., securities that are the direct obligations of) the government of Canada or the government of the United States.

•	Principal protected or Linked note investment products.

•	Money market instruments, money market mutual funds, guaranteed investment certificates, bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements.
3.	Pre-Clearance Requirements

3.1	Submitting the Request to Trade
Except where noted below, an Employee must receive prior approval using Star Compliance or from the Invesco Trimark Compliance department in order to engage in a personal securities transaction in a Reportable Security.
Blackout Rule: Pre-clearance will not be given if there has been a transaction by a subject client account in the same, or equivalent, security within three (3) calendar days of the proposed personal securities transaction.
For the purposes of this policy, an equivalent security means a security that (1) is convertible into another security or (2) gives its holder the right to purchase another security of the same issuer. For example, a bond or preferred stock may be convertible into another security of the same issuer, or an option or warrant may give the holder the right to purchase stock of the same issuer. ADR and EDR shares are considered equivalent to their corresponding foreign shares.
The trade approval process involves the following steps:
•	A trade must be entered into the Star Compliance system.

•	The Star Compliance system will confirm if there is any activity currently on the trading desk and check the portfolio accounting system to verify if there have been any transactions in the same or equivalent security within the corresponding Blackout Rule period.

•	The Star Compliance system will provide an automated response on a timely basis for all pre-approval requests indicating whether the transaction has been approved or denied.
3.2	Executing Approved Transactions
All authorized personal securities transactions must be executed by 4pm EST on the next business day. If the trade is not executed within this time period, a new pre-clearance request must be submitted. An exception to this rule must be approved by the Invesco Trimark Chief Compliance Officer or designate.
Employees will be requested to reverse any trades processed without the required pre-approval. Any costs or losses associated with the reversal are the responsibility of the Employee.
3.3	De Minimis Exemption

Certain personal securities transactions may qualify for an exemption where they are not subject to the Blackout Rule. Securities that qualify for this De Minimis Exemption must meet the following criteria:
Equity Securities
Where a security is included in the S&P/TSX Composite Index or the Russell 1000 Index, Employees may trade up to 500 shares of the security and such trades will not be subject to the Blackout Rule.
Fixed Income Securities
An Employee may trade up to $100,000 of par value in a fixed income security and such trades will not be subject to the Blackout Rule.
The De Minimis Exemption is available to employees for each qualifying security on a rolling 30 calendar day basis. Personal securities transactions that qualify for the De Minimis Exemption must still be pre-cleared in Star Compliance.
3.4	Exceptions to Pre-clearance Requirements
Employees may trade in the following types of securities without regard to the pre-clearance procedures:
•	Open-end mutual funds, open-end unit investment trusts and pooled trust funds.

•	Variable annuities, variable life products, segregated funds, and other similar unit-based insurance products issued by insurance companies and insurance company separate accounts.

•	Securities issued or guaranteed by the Government of Canada, or the government of any province in Canada.

•	Securities issued or guaranteed by the Governments of the United States, United Kingdom, Germany, Japan, France and Italy.

•	Physical commodities or securities relating to those commodities.

•	Other securities or classes of securities as the Compliance department may from time to time designate.
The following Employee accounts are also excluded from the pre-clearance requirement:
•	Employee share purchase plans, except for the sale of the securities.

•	Employee stock option purchase plans, except for the sale of the securities.

4.	Reporting Requirements
Employees are required to sign-off and submit various reports in Star Compliance as detailed below. Employees that do not hold any Reportable Securities in any Covered Accounts are still required to sign-off on the reports.
4.1	Initial Holdings Reports
Within 10 days of becoming an Employee, each Employee, must complete an Initial Holdings Report by inputting into Star Compliance the following information:
•	a complete list of all Covered Accounts (including the name of the broker, dealer or bank with which the Employee maintained the Account);

•	a list of each Reportable Security including the number of shares (equities) or principal amount (debt securities) held in each Covered Account.
The information must be current within 45 days of the date of becoming an Employee.
4.2	Reports of Trade Confirmations
Within 10 calendar days of settlement of each personal securities transaction involving a Reportable Security, whether the transaction had to be pre-cleared or not, the Employee engaging in the transaction must provide the Invesco Trimark Compliance department a duplicate copy of the trade confirmation, or such other confirmations as are available.
4.3	Quarterly Transaction Reports
Within 30 calendar days after the end of each calendar quarter, an Employee, using the Star Compliance system, must submit a Quarterly Transaction Report. The report will contain the following information:
•	the details of each personal securities transaction during the quarter in a Reportable Security in each Covered Account.
Transactions effected by an automatic investment plan are not subject to pre-clearance nor are they reportable on the Quarterly Transaction Reports. An “automatic investment plan” means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
4.4	Annual Holdings Reports
Within 30 calendar days after the end of the year, each Employee, using the Star Compliance system, must submit an Annual Holdings Report. The report will contain the following information as of December 31st:

•	all Covered Accounts of such Employee (including the name of the broker, dealer or bank with which the Employee maintained the account)

•	a list of each Reportable Security including the number of shares (equities) or principal amount (debt securities) in each Covered Account
Employees are encouraged to request their broker or dealer to automatically send the Invesco Trimark Compliance department copies of trade confirmations and monthly account statements. All confirmations and statements will be reviewed by the Invesco Trimark Compliance department who will update all transactions in Star Compliance including DRIPs, and any corporate actions.
The Invesco Trimark Compliance department will review all reports submitted and report any irregularity to the Code of Ethics Committee.
5.	Discretionary Managed Accounts
An Employee must receive approval by the Invesco Trimark Compliance department to establish and maintain a fully managed discretionary account where investment discretion is given to an investment manager or trustee. Approval will be granted providing that:
•	The account is subject to a written contract and all investment discretion has been delegated to another party.
•	The Employee has provided the Invesco Trimark Compliance department with a copy of such written agreement.
•	The Employee certifies in writing that he or she has not discussed, and will not discuss, potential investment decisions with the party to whom investment discretion has been delegated.
•	Discretionary managed accounts for which this exemption is available would not include ones where the accountholder has given a power of attorney (POA) to another person such as a broker for temporary discretionary trading.
Managed accounts are not to be recorded on the Star Compliance system. Transactions executed in a managed account are not subject to pre-clearance nor are they reportable in any Quarterly Transaction Reports; however an Employee must provide an annual certification certifying the account is still managed by a third party. .
The exception from the pre-clearance and reporting requirements does not apply to shares of Invesco. An Employee is required to notify parties to whom they have delegated investment discretion that such discretion does not extend to shares of Invesco.

6.	Options Trading
In the case of personal securities transactions involving the purchase or sale of an option on an equity security, the Star Compliance system will determine whether to authorize the transaction by matching the pre-clearance request against activity in client accounts in both the option and the underlying security. Pre-clearance will not be given, if there has been a client account transaction in either the option or the underlying security within the corresponding Blackout Rule period of the proposed personal securities transaction. Pre-clearance is required for both the opening and closing transaction.
It is the responsibility of the Employee to be aware of the additional risks that can result from engaging in certain transactions. For example, if an opening options transaction is approved, the closing options transaction may not be approved or may be delayed in certain cases due to actual or apparent conflicts of interest or competing obligations that arise after the time the Employee’s opening transaction was approved. An Employee is prohibited from purchasing or selling options on shares of Invesco.
7.	Short Sales
Short sales of securities are permissible subject to the following conditions:
•	No short sales on shares of Invesco.
•	No short sales on securities where there has been a trade in the same security where the corresponding Blackout Rule period applies in one of the client accounts.
•	Employees are prohibited from short-term trading; therefore, the Employee is restricted from buying back the position within 60 days.
•	Portfolio managers are prohibited from short selling a security if the client account the Portfolio Manager manages are long the security.
•	If a Portfolio Manager is selling a stock there should generally be no “short selling” allowed until that position is completely sold. This provision includes the situation where the Portfolio Manager stops selling the security for a short period, for example to let the market absorb what has been sold, and then resumes selling the position. If other client accounts hold the same security, the Invesco Trimark Compliance department will review the other client accounts to determine if the other client accounts are active in the security or are going to be active.
Transactions executed in a brokerage account that are initiated by the broker (e.g. a margin call) are not subject to pre-clearance.

8.	Restrictions on Certain Activities
Employees are subject to the following additional restrictions and prohibitions relating to certain investment activities.
8.1	Prohibition against Trading in Securities on “Restricted Lists”
Generally, all Employees are prohibited from engaging in any personal securities transactions in a security on the Invesco Trimark “restricted list”. Refer to Policy B4 – Securities Restricted List for further details.
There are instances when a security is added to the Restricted List due to ownership limits as defined under Canadian securities laws. In such instances, the Invesco Trimark Compliance department may grant approval to a personal securities transaction request after reviewing the request to ensure that there are no conflicts of interest.
8.2	Prohibition against Short-Term Trading Activities
Employees are prohibited from profiting from a trade in an “opposite transaction” in the same, or equivalent, security within 60 days of its purchase or sale. This short-term trading prohibition may be waived by the Invesco Trimark Compliance department in certain instances including where an Employee wishes to limit his or her losses on a security.
8.3	Prohibition against Purchases in Initial Public Offerings (IPOs)
Employees generally are prohibited from purchasing securities in IPOs. Employees may purchase securities in an IPO when the trade is through a discretionary managed account.
8.4	Restricted Securities Issued by Public Companies
Generally, Employees are discouraged from investing in restricted securities of public companies including special warrant deals. Restricted securities are securities acquired in an unregistered, private sale from an issuer. An Employee must receive approval by the Invesco Trimark Compliance department prior to executing a transaction in a restricted security.

8.5	Restrictions on Private Placements
An Employee may not purchase or sell any security obtained through a private placement (including Hedge Funds) unless the transaction has been pre-cleared by the Invesco Trimark Compliance department. The Invesco Trimark Compliance department will maintain a record of the approval and the rationale supporting the purchase of the Private Placement. Further, Employees who have been authorized to acquire securities in a private placement must disclose such investment when he/she plays a part in any client account’s subsequent consideration of an investment in the issuer. In such circumstances, the client account’s decision to purchase securities of the issuer is subject to an independent review by investment personnel with no personal interest in the issuer.
8.6	Investment Clubs
An Employee is prohibited from participating in an investment club unless such participation has been approved by the Invesco Trimark Compliance department providing that the Employee does not control investment decision-making for the investment club.
If participation in an investment club has been approved, all future trades will be subject to pre-clearance. An Employee must make arrangements to ensure that duplicate trade confirmations and statements are provided to the Invesco Trimark Compliance department.
8.7	Trading in Invesco
Employees are prohibited from trading in Invesco during the “Blackout Periods”. Details of the “Blackout Periods” are circulated to all Employees by way of e-mail and can also be found via the attached link:
http://intranet.prd.invesco.com/ourcompany/groupservices/sec_close.html
A “Blackout Period” is defined as the period of 60 days prior to the announcement of the year end results and the period of 30 days prior to the announcement of the interim and quarterly results. The Blackout Period may be shorter depending on when the results are announced but cannot start until the end of the relevant reporting period.
Short term trading (see Section 8.2) in Invesco shares is prohibited.

9.	Independent Directors
Except as otherwise provided in the special procedures for independent directors of US Funds, personal securities transactions of independent directors of Invesco Trimark or of Invesco Trimark’s corporate funds and members of the Fund’s Advisory Boards are not subject to either the pre-clearance or reporting requirements set forth in this Policy, except with respect to personal securities transactions in the shares of Invesco or shares of any closed-end investment company or investment trust served by such independent director in a director or trustee capacity.
9.1	For purposes of this exception the term “independent director” means
a)	any director of Invesco Trimark’s corporate funds or members of the Invesco Trimark Fund Advisory Board
i)	who is neither an officer nor Employee of Invesco or of any Invesco Company.
b)	any director of Invesco Trimark who
i)	is neither an officer nor Employee of Invesco or of any Invesco Company,

ii)	is not an interested person of a US Fund under Section 2(a)(19) of the Investment Company Act (1940) and would otherwise be required to submit a pre-clearance request or make a report solely by reason of being an AIM director and

iii)	does not regularly obtain information concerning the investment recommendations or decisions made by Invesco Trimark on behalf of the US Funds.
10.	Certification of Compliance
By signing off on the Invesco Code of Conduct and the Invesco Trimark Addendum to the Code on an annual basis, Employees are also confirming adherence to this Policy.
11.	Oversight
This Policy shall be overseen and administered by Invesco Trimark’s Code of Ethics Committee, while administration of this Policy is the responsibility of the Invesco Trimark Chief Compliance Officer.

11.1	Code of Ethics Committee
This Policy shall be overseen and administered by Invesco Trimark’s Code of Ethics Committee, which has responsibility for the overall scope, application, and enforcement of this Policy. Invesco Trimark’s Code of Ethics Committee shall receive the reports and recommendations of the Invesco Trimark Compliance department from time to time and periodically update or revise this Policy as may be desirable.
The Committee meets no less frequently than annually to review the Invesco Trimark Chief Compliance Officer’s report and the provisions of the Invesco Code of Conduct and this Policy. The Invesco Trimark Chief Compliance Officer calls other meetings of the Committee when she or he believes that a possible violation of the Code or these Procedures has occurred or that the Committee should meet for other purposes, such as to consider changes to the Invesco Trimark Addendum to the Invesco Code of Conduct or to this Policy. A majority of the members of the Committee will constitute a quorum. A majority of the members present at a meeting constitutes the vote required for any action taken by the Committee. Special meetings of the Committee may be called by any member of the Committee to discuss matters that are deemed to warrant immediate attention.
11.2	Invesco Trimark Compliance Department
The Invesco Trimark Compliance department administers all aspects of the Policy including informing new Employees of the requirements, reviewing pre-approval requests, monitoring personal trading activity, monitoring client account activity in the same security during the corresponding post-trade Blackout Rule period to determine whether the appearance of a conflict is present, following up on reporting requirements, and record keeping.
The Invesco Trimark Chief Compliance Officer or designate will provide a written report, at least annually to the Committee summarizing:
•	Compliance with the Policy for the period under review.
•	Violations of the Policy for the period under review.
•	Sanctions imposed under the Policy by Invesco Trimark during the period under review.
•	Whether Invesco Trimark’s external investment advisors have confirmed that they have complied with the basic principles set out in this Policy in providing investment advisory services to the funds during the period under review.
•	Changes in procedures recommended for the Policy.
•	Any other information requested by the Committee.